HNI Corporation 408 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

EXHIBIT 99.1

                                 News Release
           For Information Contact:
                Matthew D. McGough, Vice President, Corporate Finance (563) 272-7563
                Kurt A. Tjaden, Vice President and Chief Financial Officer (563) 272-7400

HNI CORPORATION REPORTS
STRONG SALES AND EARNINGS
FOR FIRST QUARTER FISCAL YEAR 2015

First Quarter Highlights
•	Sales increased 15.8% with office furniture growth of 13.7%
•	Strong gross margin improvement
•	Non-GAAP net income per share increased 75% to $0.21; GAAP net income per share $0.19

MUSCATINE, Iowa (April 22, 2015) – HNI Corporation (NYSE: HNI) today announced sales for the first quarter ended April 4, 2015, of $523.5 million and net income of $8.5 million, or $0.19 per diluted share.  Non-GAAP net income per diluted share improved 75 percent from the prior year quarter to $0.21, which excludes restructuring charges, transition costs and prior year gain on sale of assets.

First Quarter Summary Comments
"We are pleased with our very strong sales and earnings for the first quarter.  Performance in our office furniture businesses was outstanding, with double-digit growth in both the supplies-driven and contract businesses and strong operational execution.  Our hearth business delivered significant sales growth in the new construction channel," said Stan Askren, HNI Corporation Chairman, President and Chief Executive Officer.

First Quarter – Financial Performance (Dollars in millions, except per share data)
	Three Months Ended
	4/4/2015	3/29/2014	Change
GAAP
Net Sales	$523.5	$452.2	15.8%
Gross Profit %	35.2%	34.3%	90 bps
SG&A %	32.2%	32.1%	10 bps
(Gain) loss on sale of assets %	-	(1.9%)	-190 bps
Restructuring charges %	0.1%	-	10 bps
Operating Income	$15.4	$18.4	-16.2%
Operating Income %	2.9%	4.1%	-120 bps
Net Income %	1.6%	2.5%	-90 bps
EPS – diluted	$0.19	$0.24	-20.8%

Non-GAAP
Gross Profit %	35.5%	34.3%	120 bps
Operating Income	$16.9	$10.0	69.8%
Operating Income %	3.2%	2.2%	100 bps
EPS - diluted	$0.21	$0.12	75.0%

First Quarter Summary Comments
•
Consolidated net sales increased $71.3 million or 15.8 percent to $523.5 million.  Compared to prior year quarter, an acquisition increased sales $19.0 million.  On an organic basis, sales increased 11.6 percent.

•	Non-GAAP gross margin increased 120 basis points compared to prior year driven by higher volume, better price realization and strong operational performance.
•
Selling and administrative expenses, as a percentage of sales, increased 10 basis points due to increased freight costs, strategic investments, higher incentive-based compensation and acquisition impact.

•
In connection with previously announced closures, the Corporation recorded $1.5 million of restructuring and transition costs of which $1.1 million was included in cost of sales.  First quarter 2014 included an $8.4 million gain on the sale of a vacated facility.

Office Furniture – Financial Performance (Dollars in millions)
	Three Months Ended
	4/4/2015	3/29/2014	Change
GAAP
Net Sales	$407.4	$358.4	13.7%
Operating Profit	$20.2	$16.5	22.2%
Operating Profit %	4.9%	4.6%	30 bps

Non-GAAP
Operating Profit	$21.7	$8.1	168.5%
Operating Profit %	5.3%	2.3%	300 bps

•	First quarter sales increased $49.1 million or 13.7 percent to $407.4 million. Sales for the quarter increased across all channels.
•
First quarter non-GAAP operating profit increased $13.6 million or 168.5 percent.  Increased volume, higher price realization and strong operational performance were partially offset by increased freight costs and strategic investments.

Hearth Products – Financial Performance (Dollars in millions)
	Three Months Ended
	4/4/2015	3/29/2014	Change
GAAP
Net Sales	$116.0	$93.8	23.7%
Operating Profit	$12.5	$11.7	6.8%
Operating Profit %	10.8%	12.5%	-170 bps

•
First quarter sales increased $22.2 million or 23.7 percent to $116.0 million.  Compared to prior year quarter, acquisitions increased sales by $19.0 million.  On an organic basis, sales increased 3.4 percent for the quarter driven by an increase in the new construction channel partially offset by a decrease in the remodel/retrofit channel due to biomass products.

•	For the quarter, operating profit increased $0.8 million or 6.8 percent due to increased volume partially offset by acquisition impact.

Outlook
"Our office furniture and hearth businesses have strong momentum as we enter the second quarter.  We continue to make investments to drive long-term profitable growth and shareholder value," said Mr. Askren.

The Corporation estimates sales to be up 12 to 16 percent in the second quarter over the same period in the prior year, including sales from the Vermont Castings Group acquisition.  Non-GAAP earnings per share are anticipated to be in the range of $0.47 to $0.52 for the second quarter and $2.50 to $2.65 for the full year, which includes the Vermont Castings Group acquisition results and excludes restructuring and transition costs.

Conference Call
HNI Corporation will host a conference call on Thursday, April 23, 2015 at 10:00 a.m. (Central) to discuss first quarter fiscal year 2015 results.  To participate, call 1-877-512-9166 – conference ID number 16569758.  A live webcast of the call will be available on HNI Corporation's website at http://www.hnicorp.com (under Investor Information – Webcasts).  A replay of the webcast will be made available at the website address above.  An audio replay of the call will be available until Thursday, April 30, 2015, 10:59 p.m. (Central) by dialing 1-855-859-2056 or 1-404-537-3406 – Conference ID number 16569758.

About HNI Corporation

HNI Corporation is a NYSE traded company (ticker symbol:  HNI) providing products and solutions for the home and workplace environments.  HNI Corporation is a leading global office furniture manufacturer and is the nation's leading manufacturer of hearth products.  The Corporation's strong brands have leading positions in their markets.  More information can be found on the Corporation's website at www.hnicorp.com.

Forward-looking Statements

This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives and financial performance, expectations for future sales growth and earnings per diluted share (GAAP and non-GAAP) for the second quarter and full year fiscal 2015.  Forward-looking statements can be identified by words including "expect," "believe," "anticipate," "estimate," "may," "will," "would," "could," "confident" or other similar words, phrases or expressions.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation's actual future results and performance to differ materially from expected results.  These risks include but are not limited to: general economic conditions in the United States and internationally; unfavorable changes in the United States housing market; industry and competitive conditions; a decline in corporate spending on office furniture; changes in raw material, component or commodity pricing; future acquisitions, divestitures or investments; the cost of energy; changing legal, regulatory, environmental and healthcare conditions; the Corporation's ability to successfully complete its business software system implementation; the Corporation's ability to implement price increases; changes in the sales mix of products; and force majeure events outside the Corporation's control.   A description of these risks and additional risks can be found in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.  The Corporation undertakes no obligation to update, amend or clarify forward-looking statements.

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HNI CORPORATION

Unaudited Condensed Consolidated Statement of Operations
	Three Months Ended
(Dollars in thousands, except per share data)	4/4/2015	3/29/2014
Net sales	$523,477	$452,201
Cost of products sold	338,977	297,029
Gross profit	184,500	155,172
Selling and administrative expenses	168,704	145,210
(Gain) loss on sale of assets	-	(8,400)
Restructuring charges	377	(28)
Operating income	15,419	18,390
Interest income	90	70
Interest expense	1,989	2,202
Income before income taxes	13,520	16,258
Income taxes	5,068	5,242
Net income	8,452	11,016
Less: Net (loss) attributable to the noncontrolling interest	(26)	(80)
Net income attributable to HNI Corporation	$8,478	$11,096
Net income attributable to HNI Corporation common shareholders – basic	$0.19	$0.25
Average number of common shares outstanding – basic	44,303,788	45,038,512
Net income attributable to HNI Corporation common shareholders – diluted	$0.19	$0.24
Average number of common shares outstanding – diluted	45,523,785	45,837,579

Unaudited Condensed Consolidated Balance Sheet

Assets			Liabilities and Shareholders' Equity
(Dollars in thousands)	As of			As of
	4/4/2015	1/3/2015		4/4/2015	1/3/2015
Cash and cash equivalents	$25,469	$34,144	Accounts payable and
Short-term investments	1,152	3,052	accrued expenses	$369,891	$453,754
Receivables	232,678	240,053	Note payable and current
Inventories	143,883	121,791	maturities of long-term debt	74,653	160
Deferred income taxes	17,047	17,310	Current maturities of other
Prepaid expenses and			long-term obligations	4,229	3,419
other current assets	37,810	39,209
Current assets	458,039	455,559	Current liabilities	448,773	457,333

Property and equipment – net	310,713	311,008	Long-term debt	198,023	197,736
Goodwill	279,772	279,310	Other long-term liabilities	83,607	80,353
Other assets	200,628	193,457	Deferred income taxes	91,169	89,411

			Parent Company shareholders'
			equity	427,231	414,587
			Noncontrolling interest	349	(86)
			Shareholders' equity	427,580	414,501
			Total liabilities and
Total assets	$1,249,152	$1,239,334	shareholders' equity	$1,249,152	$1,239,334

Unaudited Condensed Consolidated Statement of Cash Flows
	Three Months Ended
(Dollars in thousands)	4/4/2015	3/29/2014
Net cash flows from (to) operating activities	$(49,317)	$(36,065)
Net cash flows from (to) investing activities:
Capital expenditures	(28,223)	(22,693)
Other	51	12,812
Net cash flows from (to) financing activities	68,814	26,600
Net increase (decrease) in cash and cash equivalents	(8,675)	(19,346)
Cash and cash equivalents at beginning of period	34,144	65,030
Cash and cash equivalents at end of period	$25,469	$45,684

Business Segment Data
	Three Months Ended
(Dollars in thousands)	4/4/2015	3/29/2014
Net sales:
Office furniture	$407,429	$358,369
Hearth products	116,048	93,832
	$523,477	$452,201

Operating profit:
Office furniture	$20,152	$16,493
Hearth products	12,501	11,708
Total operating profit	32,653	28,201
Unallocated corporate expense	(19,133)	(11,943)
Income before income taxes	$13,520	$16,258

Depreciation and amortization expense:
Office furniture	$10,377	$9,499
Hearth products	1,958	1,176
General corporate	1,525	1,349
	$13,860	$12,024

Capital expenditures (including capitalized software):
Office furniture	$14,551	$13,488
Hearth products	2,404	1,512
General corporate	11,268	7,693
	$28,223	$22,693

	As of 4/4/2015	As of 1/3/2015
Identifiable assets:
Office furniture	$734,190	$724,293
Hearth products	345,617	341,315
General corporate	169,345	173,726
	$1,249,152	$1,239,334

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Non-GAAP Financial Measures

This earnings release contains certain non-GAAP financial measures.  A "non-GAAP financial measure" is a numerical measure of a company's financial performance that excludes or includes amounts different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company.  We have provided a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measure.

The non-GAAP financial measures used within this earnings release are:  gross profit, operating income, operating profit, net income per diluted share (i.e., EPS), excluding restructuring charges, transition costs and gain/loss on sale.  Non-GAAP EPS is calculated using the Corporation's overall effective tax rate for the period.  We present these measures because management uses this information to monitor and evaluate financial results and trends.  Management believes this information is also useful for investors.  This earnings release also contains a forward-looking estimate of non-GAAP earnings per diluted share for the second quarter and full fiscal year 2015.  We provide such non-GAAP measures to investors on a prospective basis for the same reasons we provide them to investors on a historical basis.  We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP earnings per diluted share to a forward-looking estimate of GAAP earnings per diluted share because certain information needed to make a reasonable forward-looking estimate of GAAP earnings per diluted share for the second quarter and full fiscal year is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of our control.  These may include unanticipated charges related to asset impairments (fixed assets, intangibles or goodwill), unanticipated acquisition related costs and other unanticipated non-recurring items not reflective of ongoing operations.

HNI Corporation Reconciliation (Dollars in millions, except per share data)
	Three Months Ended 4/4/2015			Three Months Ended 3/29/2014
	Gross Profit	Operating Income	EPS	Gross Profit	Operating Income	EPS
As Reported (GAAP)	$184.5	$15.4	$0.19	$155.2	$18.4	$0.24
% of net sales	35.2%	2.9%		34.3%	4.1%

Restructuring charges	-	$0.4	$0.01	-	-
Transition costs	$1.1	$1.1	$0.02	-	-
(Gain) loss on sale of assets	-	-	-	-	$(8.4)	$(0.12)

Results (non-GAAP)	$185.6	$16.9	$0.21	$155.2	$10.0	$0.12
% of net sales	35.5%	3.2%		34.3%	2.2%

Office Furniture Reconciliation (Dollars in millions)
	Three Months Ended		Percent Change
	4/4/2015	3/29/2014
Operating profit as reported (GAAP)	$20.2	$16.5	22.2%
% of Net Sales	4.9%	4.6%

Restructuring charges	$0.4	-
Transition Costs	$1.1	-
(Gain) Loss on Sale of Assets	-	$(8.4)

Operating profit (non-GAAP)	$21.7	$8.1	168.5%
% of Net Sales	5.3%	2.3%